Thornburg Investment Trust 485BPOS

Exhibit 99.(m)(5)

FIRST SUPPLEMENT TO

THORNBURG INVESTMENT TRUST’S

SECOND RESTATED PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

(Second Restated Distribution Plan)

In accordance with paragraph 6 of the Thornburg Investment Trust Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Distribution Plan) made as of November 1, 2016 by Thornburg Investment Trust, the Second Restated Plan of Distribution Pursuant to Rule 12b-1 (Service Plan) is made applicable to Class C2 Shares of Thornburg Limited Term Municipal Fund, Thornburg Intermediate Municipal Fund, Thornburg California Limited Term Municipal Fund, Thornburg Limited Term U.S. Government Fund, and Thornburg Limited Term Income Fund effective October 1, 2020.

THORNBURG INVESTMENT TRUST

By:	/s/ Curtis Holloway
Curtis Holloway, its Treasurer